BRF S.A

Public Held Company

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 1629-2

EXTRACT OF MINUTES OF THE EXTRAORDINARY BOARD OF DIRECTORS MEETING HELD ON JUNE 25, 2019

1. Date, Time and Place: Meeting held on June 25, 2019, at 09:00 am, in the City of São Paulo, State of São Paulo, at BRF S.A´s (“Company”) office located at Avenida das Nações Unidas, 8501, 1st floor, Pinheiros, Zip Code 05425-000.

2. Summons and Presence: The call notice was waived, due to the presence of all members of the Board of Directors, in accordance with article 34, paragraph 2nd, of the Company’s Bylaws.

3. Presiding Board: Chairman: Pedro Pullen Parente; Secretary: Carlos Eduardo de Castro Neves

4. Agenda: (i) the rectification of the sub-item "(xi)" of item "Non-Automatic Events of Default" contained in the resolution “(i)” of the Minutes of the Board of Directors Meeting held on April 29, 2019, at 9:00 am (“BOD Meeting of the Issuance”), which approved the Company’s first (1st) issuance of non-convertible and unsecured debentures, in up to 4 (four) series (“Debentures” and “Issuance”, respectively), for publicly offering, with restricted placement efforts, in accordance with the Brazilian Securities Commission (“CVM”) Rule No. 476, dated as of January 16, 2009, as amended (“CVM Rule No. 476” and “Restricted Offering”, respectively); (ii) the approval of the inclusion of the Conditional Early Redemption Offering (as defined below) in the instruments related to the Debentures; (iii) the authorization for the Company’s board of officers (or its duly appointed attorneys-in-fact), to carry out all acts deemed necessary and/or convenient for the performance /of the Issuance and/or the Restricted Offering, as rectified by this Minutes; (iv) ratify and approve the remaining provisions contained in the BOD Meeting of the Issuance; and (iv) ratify any and all acts already performed by the Company´s legal representatives in connection with the Restricted Offering related to items (i) and (ii) above.

5. Resolutions: The members of the Board of Directors approved, by unanimous votes of the present members and with no restrictions, the drawing up of the present minutes in summary form. Once the agenda had been examined, the following matters was discussed and the following resolutions were taken:

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(i)                                the rectification of the sub-item "(xi)" of the item "Non-Automatic Events of Default" contained in resolution “(i)” of the BOD Meeting of the Issuance, under the following terms and conditions:

Non Automatic Events of Default: subject to the provisions of the Indenture, the occurrence of any of the following events, as provided under the Indenture, constitutes a Non Automatic Event of Default, which could result in the default of duties arising out of the Debentures:

(…)

(xi) spin-off or merger of the Company (including merger of shares), or any other kind of corporate restructuring involving the Company and any of the Company´s Relevant Subsidiaries, except if (a) previously expressly approved by the Debentures Holders; (b) if the restructuring occurs within the Company economic group; (c) the Company stays on the direct or indirect control of the Company´s Relevant Subsidiaries; or (d) been assured to the interested Debentures Holders, for a six (6) months term period counted from the approval of the Business Combination (as defined above) by the shareholders of the Company and Marfrig’s, on a definitive basis at a general shareholders' meeting, the redeem of their Debentures upon the payment of the unitary par value or the outstanding par value and, for Third Series Debentures, the adjusted par value of third series debentures, as the case may be, plus the Remuneration, calculated pro rata temporis, from the First Subscription Date or the payment date of the immediately previous Remuneration, as the case may be, until the date of actual payment, without any premium or penalty as provided on Article 231, paragraphs 1 and 2, of the Brazilian Corporate Law; (…)”

(ii)                                approve the event of Conditional Early Redemption Offering (as defined below) which will read as follows:

“Conditional Early Redemption Offering of Debentures: In the event that the combination of the Company’s business with Mafrig Global Foods S.A., enrolled with the CNPJ/ME under No. 03.853.896/0001-40 (“Marfrig”), as announced to the market by means of the Company’s material fact, published on May 30, 2019, is approved by the shareholders of the Company and of Marfrig, in a definitive manner at the general shareholders meeting (“Business Combination”), the Company must offer the early redemption of the Debentures, operationalized in the form of an offering of early redemption of the Debentures, to all Debenture Holders, without distinction, provided that all Debenture Holders are entitled to accept the partial or total early redemption of the Debentures held by them, in accordance with the terms of the Indenture (“Conditional Early Redemption Offering”).

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Extract of Minutes of the Extraordinary Meeting of the Board of Directors of BRF S.A. held on June 25, 2019.

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The Conditional Early Redemption Offering shall be disclosed within fifteen (15) Business Days as of the Business Combination date by means of (i) delivery to the Fiduciary Agent of a notice, duly signed by the legal representatives of the Company, informing of the occurrence of the Conditional Early Redemption Offering; and (ii) delivery of written and individual communication informing about the Conditional Early Redemption Offering to each of the holders of Debentures, with a copy to the Fiduciary Agent, or by means of publication of an announcement by the Company informing about the occurrence of the Conditional Early Redemption Offering under the terms of the above item, and the choice of the notification method to the holders of the Debentures, as the case may be, shall be at the discretion of the Company and, in both cases, shall be disclosed, also, in the website ri.brf-global.com/ (“Notice of Conditional Early Redemption Offering”).

The Notice of Conditional Early Redemption Offering shall contain at least the following information: (i) the information that the amount due as a Conditional Early Redemption Offering will be corresponding to the Unitary Par Value or the outstanding amount of the par value of the Debentures (and, for Third Series Debentures, the Adjusted par value of Third Series Debentures), plus the respective Remuneration, calculated pro rata temporis, from the First Subscription Date or the immediately previous Remuneration Payment date, until the date scheduled for the effective early redemption, without any premium (“Value of the Conditional Redemption Offering”); (ii) the form of Debenture Holders to demonstrate its acceptance with the Conditional Early Redemption Offering, which may adhere to the Conditional Redemption Offering in whole or in part, always with a whole number of Debentures; (iii) information that the Conditional Redemption Offering shall remain in force for a period of six (6) months from its disclosure (“Term of the Conditional Redemption Offering”); (iv) the place and form of payment to the holders of Debentures that adhere to the Conditional Early Redemption Offering, and that the redemption of the desired number of Debentures of the Debenture Holders who have adhered to the Conditional Early Redemption Offering shall be made on a monthly basis, and the first redemption date shall occur on the 45th (forty-fifth) day as of the date of publication of the Conditional Early Redemption Offering and contemplate the Debentures that have been adherent to such redemption, with at least 15 (fifteen) Business Days in advance, and sub sequentially, provided that the last redemption date shall be fifteen (15) Business Days counted from the end of the Term of the Conditional Redemption Offering; and (v) any other information that the Company deems necessary for the operationalization of the early redemption and the decision making by the Debenture Holders regarding the Conditional Early Redemption Offering.

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Extract of Minutes of the Extraordinary Meeting of the Board of Directors of BRF S.A. held on June 25, 2019.

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The Company must notify the Bookkeeper, the Settlement Bank, and B3 about the early redemption of the Debentures of the Debenture Holders that adhere to the Conditional Early Redemption Offering at least three (3) Business Days in advance of the date of the effective redemption.

For the Debentures electronically held in B3, the payment of early redemption will occur according to the operational procedures provided by B3. In the event the Debentures are not electronically guarded in B3, the payment of the early redemption of the Debentures shall occur in accordance with the operating procedures envisaged by the Bookkeeper and the Settlement Bank.

The redeemed Debentures shall be canceled by the Company "

(iii)                              to authorize the Company, through its officers and legal representatives, as the case may be, to execute any and all necessary documents and perform any and all pertinent acts to enable the due compliance with the provisions of items “(i)” and “(ii)”, above;

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Extract of Minutes of the Extraordinary Meeting of the Board of Directors of BRF S.A. held on June 25, 2019.

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(iv)                             to ratify all the provisions approved in the BOD Meeting of the Issuance, as well as to ratify all the acts already performed by the legal representatives of the Company within the scope of the Restricted Offer, related to the approvals deriving from the BOD Meeting of the Issuance; and

(v)                                ratify any and all acts already performed by the Company´s officers in connection with the Restricted Offering related to items (i) and (ii) above.

6. Defined Terms: Capitalized terms used in this document that are not expressly defined herein shall have their meanings ascribed to them in the Indenture.

7. Documents Filed at the Company: The documents related to the agenda that supported the resolutions taken by the members of the Board of Directors or information presented during the meeting were filed at the Company´s head office.

8. Closure: There being no other matters to be discussed, the Chairman declared the meeting closed, during which time the present minutes were drawn up in summary form by electronic processing and, having been read and found correct by all those present, were signed.

I certify that the above text is a faithful copy of the minutes which are filed in Book No. 7, page 19 to 23, of the Minutes of the Extraordinary Meetings of the Company´s Board of Directors.

São Paulo, June 25, 2019.

Carlos Eduardo de Castro Neves Secretary

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Extract of Minutes of the Extraordinary Meeting of the Board of Directors of BRF S.A. held on June 25, 2019.

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